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                                                                      EXHIBIT 14







            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-126292 on Form N-14 under the Securities Act of 1933, of our reports dated December 10, 2004, appearing in the Annual Reports of Van Kampen Advantage Pennsylvania Municipal Income Trust, Van Kampen Pennsylvania Quality Municipal Trust, Van Kampen Trust for Investment Grade Pennsylvania Municipals and Van Kampen Pennsylvania Value Municipal Income Trust for the year ended October 31, 2004, included in the Statement of Additional Information which is part of such Registration Statement, and to the references to us under the headings "Independent Registered Public Accounting Firm" and "Form of Agreement and Plan of Reorganization" included in the Statement of Additional Information.



/S/ DELOITTE & TOUCHE LLP

Chicago, Illinois
 August 5, 2005